Exhibit 10.10

RELEASE AND TERMINATION AGREEMENT

Christopher Lloyd
120 Avocet
Daytona Beach, FL 32119

Re:	Release and Termination Agreement

Dear Chris:

     This will confirm the agreements between you and PetMed Express, Inc. (the "Company") regarding the termination of your employment with the Company. This letter agreement ("Agreement") amends and supersedes all agreements (including without limitation that certain Employment Agreement dated January 17, 2000 and the Amendment thereto dated November 8, 2000, hereinafter referred to collectively as the "Employment Agreement"), negotiations and understandings of whatever nature between you and the Company (written or oral), except as otherwise specifically provided herein.

	1.	Termination.  Your employment with the Company has
terminated as of May 18, 2001 ("Termination Date").

	2.	Termination Payment. Pursuant to the Employment Agreement,
you shall receive from the Company an amount equal to one year's base salary of $75,000 payable in installments as follows: $30,000 on the eighth day after the execution of this Agreement, and the remaining $45,000 in twelve equal biweekly installments of $3,750 each, the first installment being due the first payroll date of the Company 30 days from the Termination Date (but not less than 8 days after the execution of this Agreement). The Company will also pay your individual health insurance until the earlier of your obtaining other health insurance coverage or December 31, 2001.

	3.	Options.  You agree that, as of the Termination Date, you
will continue to have a right to exercise 360,001 of the options granted to you by the Company (the "Vested Options") and that all other options granted to you pursuant to any agreement or arrangement shall be unvested and therefore cancelled in accordance with their terms effective on the Termination Date. The Vested Options shall be exercisable for a period of 30 days from the Termination Date.

	4.	Consulting Services.  You agree to provide consulting
services to the Company on regulatory and legal matters until December 31, 2001. Your services will include but not be limited to communicating and meeting with counsel for the Company and regulatory agencies such as the Florida Pharmacy Board, ACHA, etc. on behalf of the Company on a mutually determined as-needed basis. You will also be available to the Company by phone or e-mail to answer any questions the Company may have. You will be compensated a total of $25,000 for the consulting, which will be paid in twelve equal biweekly installments of $2,083.33 starting the first payroll date of the Company 30 days from the Termination Date (but not less than 8 days after the execution of this Agreement).

	5.	Release.

A.	Except for the obligations set forth in this Agreement, in
further consideration of the undertakings described herein, you, for yourself and each and all of your heirs, executors, administrators, personal representatives, trustees, attorneys (in fact or at law), agents, assigns and representatives, release and forever discharge the Company and each and all of its present and former agents, representatives, employees, employers, officers, directors, stockholders, attorneys, predecessors, successors, assigns, heirs, personal representatives, executors, subsidiaries, parents, divisions, related companies and affiliates from any and all claims, debts, liabilities, demands, obligations, costs, attorney's fees (statutory, contractual or otherwise cognizable), actions and causes of action, suits, administrative proceedings, covenants, contracts, agreements, torts, trespasses, damages and injuries of every nature, character and description that you have had or now have against the Company, whether known or unknown, mature or unmature, whether or not contingent, from the beginning of the world up to the date of the execution of this Release and Termination Agreement; provided, however, the Company agrees that you are not waiving or releasing the Company from any of its obligations to provide indemnification under applicable law or in accordance with the Company's Articles of Incorporation or Bylaws, nor are you waiving or releasing your rights, if any, against any applicable Directors/Officers liability polic(ies).


          Exhibit 10.10 - Pg. 1


B.	Except for the obligations set forth in this Agreement, in
further consideration of the undertakings described herein, the Company, for itself and each of its predecessors, successors, assigns, subsidiaries, parents, divisions, related companies and affiliates, release and forever discharge you and each and all of your representatives, assigns, heirs, personal representatives and executors, from any and all claims, debts, liabilities, demands, obligations, costs, attorneys' fees (statutory, contractual or otherwise cognizable), actions and causes of action, suits, administrative proceedings, covenants, contracts, agreements, torts, trespasses, damages and injuries of every nature, character and description that the Company has had or now has against you, whether known or unknown, mature or unmature, whether or not contingent, from the beginning of the world up to the date of the execution of this Release and Termination Agreement; provided, however, you agree that the Company is not waiving or releasing claims it may have, if any, against any applicable fidelity or fiduciary bond or liability policy, or any applicable Directors/Officers liability polic(ies) .

6.	No Admissions.

	This Agreement is expressly agreed to be in full settlement and compromise of disputed claims, and neither the execution of this Agreement nor the release contained herein is to be construed as an admission of liability, wrongdoing or unlawful conduct on the part of either you or the Company, which liability is expressly denied.

7.	Integration.

	This Agreement contains the entire Agreement between the parties, and the terms of this Agreement are contractual and not a mere recital. The parties agree that all prior negotiations and understandings between the parties have been merged herein and that this Agreement may not be modified or changed, except by a writing signed by a duly authorized representative of each party. From and after the execution of this Agreement, the parties hereto shall not seek, demand or request anything from the other, except as expressly provided herein.

8.	Costs and Fees.

        The Company and you shall each bear and be responsible for their own costs and attorney's fees in connection with and through the date of this Agreement.

9.	Interpretation.

        The Company and you acknowledge and agree that each has been given the opportunity to independently review this Agreement with legal counsel, has agreed to the particular language of the provisions hereof and has fully participated in the drafting of this Agreement. In the event of any ambiguity in or dispute regarding the interpretation of any provision of this Agreement, such dispute shall not be resolved by any rule of construction providing for interpretation against the party who causes the ambiguity, or against the drafter. All parties hereto expressly agree that in the event of ambiguity or dispute regarding the interpretation of this Agreement, the Agreement will be interpreted as if each party hereto participated in the drafting hereof, which, in fact, has been the case.

10.	Disputes.

        Any dispute arising out of or concerning this Agreement or its terms shall be resolved exclusively by the Broward County Circuit Court. The prevailing party in any such proceeding shall be entitled to recover its reasonable attorneys' fees and costs. All such disputes shall be governed by the laws of the State of Florida, without regard to conflict of laws principles.

11.	References.

        The Company shall provide a professional, non disparaging and competent reference to a prospective employer of your selection.

12.	Disparagement.

        The Company and you each agree that they shall not disparage one another at any time. No party hereto shall refer to the other as unethical, lacking in competence, unprofessional or in any other negative manner. Nothing herein shall prevent either party from testifying truthfully in any judicial or administrative proceeding or pursuant to a lawfully issued subpoena or other process.

13.	Further Assurances.

        The parties agree to execute and deliver such other documents and instruments and to take further action as may be reasonably necessary to fully carry out the intent and purpose of this Agreement.


          Exhibit 10.10 - Pg. 2


14.	Headings.

        The headings contained in this Agreement are solely for convenience of reference and shall not effect the interpretation of any of the provisions hereof.

15.     Binding Nature.

        The provisions of this Agreement shall be binding upon the inure to the benefit of all parties hereto and their estates, heirs, legal representatives, successors or assigns. All parties represent and acknowledge that they have had an opportunity to and have consulted with counsel in connection with the preparation and execution of this Agreement.

16.	Counterparts.

        This Agreement may be executed in several counterparts, each of which shall be determined an original, and the counterparts shall together constitute one and the same Agreement, notwithstanding that all parties are not signatory to the other or the same counterpart.

17.	Attorneys' Fee for Enforcement.

        In the event that any action is instituted to enforce any term of this Agreement, to seek a declaration as to, or to assert, by way of defense, any term of this Agreement, the prevailing party in such action shall recover from the losing party its reasonable attorneys' fees and costs incurred solely in such action.

18.	Severability.

        If any provision of this Agreement shall be held to be illegal or unenforceable, such holding shall not affect the validity or enforcement of the other provisions of this Agreement.

19.	Confidential Information.

        You hereby covenant and agree that during the course of your employment with PetMed Express, Inc., you came into contact with, and had access to, information that is the property of PetMed Express, Inc. Such information includes, but is not limited to, confidential client information, and proprietary business information and/or trade secrets, all of which information you acknowledge and agree is highly confidential and not generally known or available to the public. You agree that you have not and will not utilize or disclose any of the above described confidential information to any person(s) or entities for any reason or purpose whatsoever.

20.	Period of Consideration.

        By your signature below, you acknowledge that PetMed
Express, Inc. complied with the ADEA by giving you a period of at least twenty-one (21) days from the date that this Agreement was first provided to you to consider this Agreement and to decide whether to accept it. You further acknowledge that no representative of PetMed Express, Inc. ever stated or implied that you had less than twenty-one
(21) days to consider this Agreement. You also acknowledge that, to the extent you decided to sign this Agreement prior to the expiration of the full twenty-one (21) day period, such decision was knowing and voluntary on your part and was in no way coerced by PetMed Express, Inc. To the extent any changes were made in this Agreement as a result of negotiations taking place after the date this Agreement was provided to you, you and PetMed Express, Inc. agree that such changes, whether material or not, did not restart the running of the period of twenty-one (21) days to consider this Agreement required by the ADEA.

21.	Right to Revoke Agreement.

        You understand that for seven (7) calendar days after you sign this Agreement you have the right to revoke it, and this Agreement shall not become effective and enforceable until after the passage of this seven day period without you having revoked it. This Agreement may not be revoked after the seven day period. You understand and agree that you will be entitled to the consideration provided by this Agreement only if you sign and return the Statement of Non-Revocation attached hereto as Exhibit A (which shall be incorporated fully herein by reference) confirming that you do not revoke this Agreement.


          Exhibit 10.10 - Pg. 3



IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of June 13, 2001.

EMPLOYEE:                                  PETMED EXPRESS, INC.:

_/S/ __Chris Lloyd______                   By: /S/ Mendo Akdag___
CHRISTOPHER LLOYD                             MENDO AKDAG

__/S/ J.K. Lloyd______
 Witness: J.K. Lloyd



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